Exhibit 10.4

[Building 4 & Parking Garage Loan]

LOAN AGREEMENT

between

KIRKPATRICK BANK,

an Oklahoma banking association,

as Lender,

and

PAYCOM PAYROLL, LLC,

a Delaware limited liability company,

as Borrow

Exhibit 10.4

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into effective as of (but not necessarily on) August 2, 2016 (the “Effective Date”), by and between KIRKPATRICK BANK, an Oklahoma banking association (“Lender”), and PAYCOM PAYROLL, LLC, a Delaware limited liability company (“Borrower”).

RECITALS:

A.Borrower occupies that certain property consisting of approximately fifty (50) acres of land located north of Kilpatrick Turnpike and east of Council Road in Oklahoma City, Oklahoma, such property consisting of three (3) contiguous tracts of land identified as “Tract 1”, “Tract 2” and “Tract 3” (each hereby defined as the same and collectively as the “Real Property”) as more particularly described in Exhibit “A-1” attached hereto.

B.Borrower and Lender previously entered into that certain Second Loan Modification Agreement, dated effective June 17, 2014, which acted to, among other things, modify that certain Loan Agreement, dated March 28, 2013, as amended (the “Existing Loan Agreement”), for the purpose of consolidating, amended, restating and increasing all of the then-existing indebtedness of Borrower payable to Lender.  Such consolidation is evidenced by that certain Consolidated, Amended, Restated and Increased Promissory Note in the maximum principal amount of $27,420,538.01 (the “Consolidated Note”).

C.The Consolidated Note is secured by, among other things, those certain mortgages identified on Exhibit “C” attached hereto (collectively and as amended, the “Existing Mortgages”).

D.Pursuant to a certain Loan Agreement dated May 13, 2015, Lender has also extended to loan (the “Building 3 Loan”) to Borrower in an amount not to exceed Eleven Million and No/100 Dollars ($11,000,000.00) to finance (i) the construction of an 82,000 square foot office building (“Building 3”) to be situated on a portion of Tract 1, (ii) the expansion and renovation of the then existing gymnasium building to be situated on portions of Tract 1 and Tract 2 (the “Gymnasium Expansion”), and (iii) the construction of the new parking lot (the “New Parking Lot”) on the southwest portion of the Real Property within Tract 3.

E.The Building 3 Loan is evidenced by a certain $11,000,000.00 Promissory Note dated May 13, 2015 from Borrower to Lender (the “Building 3 Note”) and secured by, among other things, certain of the Existing Mortgages.

F.Borrower has requested that Lender lend to Borrower up to Twenty Eight Million Six Hundred Forty Thousand and No/100 Dollars ($28,640,000.00) in order to (i) provide financing in an amount not to exceed Eight Million Six Hundred Thousand and No/100 Dollars ($8,600,000.00) for the construction of an approximately 345,000 square foot parking garage on portions of Tract 1 and Tract 3 (the “Parking Garage Loan”, and (ii) provide financing in an amount not to exceed Nineteen Million Nine Hundred Sixty Thousand and No/100 Dollars ($19,960,000.00) for the construction of an approximately 250,000 square foot office building to be situated on Tract 1 (the “Building 4 Loan”).

Exhibit 10.4

Subject to the terms, provisions, covenants and agreements hereinafter set forth, Lender has agreed to make the requested extensions of credit.

AGREEMENT:

In consideration of the mutual covenants contained herein and the loan to be made hereunder, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Lender and Borrower hereby covenant and agree as follows:

1.DEFINITIONS.  Unless the context otherwise requires and except as otherwise may be provided herein, (i) accounting and financial terms used in this Agreement shall have the meanings ascribed to such terms by generally accepted accounting principles in effect from time to time, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or Statements of the Financial Accounting Standards Board which may be applicable in the circumstances as of the date involved, (ii) definitions contained in the Code (herein defined) shall apply to terms, words and phrases used herein, except that in case of any conflict between definitions contained in Article 9 of the Code and other definitions in the Code, the Article 9 definitions shall apply, (iii) the singular shall be deemed to include the plural and the plural shall be deemed to include the singular, and (iv) the terms as used herein shall be construed and controlled by the following definitions:

1.1Account Security Agreement.  “Account Security Agreement” shall have the meaning assigned to that term in paragraph 4.2 of this Agreement.

1.2Affiliate.  “Affiliate” shall mean any person or entity (including, without limitation, an individual, a corporation, a limited liability company, a partnership, a trust, or an incorporated association), which has a relationship with Borrower whereby either such person or entity or Borrower directly or indirectly controls or is controlled by or is under common control with the other, or holds or beneficially owns twenty-five percent (25%) or more of the equity interest in the other or twenty-five percent (25%) or more of any class of voting securities of the other, and shall, in addition, include all members in Borrower.

1.3Agreement.  “Agreement,” and such terms as “herein,” “hereof,” “hereto,” “hereby,” “hereunder” and the like shall mean and refer to this Loan Agreement, together with any and all Exhibits attached hereto, and any and all supplements, modifications or amendments hereof.

1.4Amortization Period. “Amortization Period” means two hundred forty (240) months.

1.5Appraisal.  “Appraisal” shall mean the meaning ascribed thereto in paragraph 5.10 of this Agreement.  The Building 4 Loan amount will be limited to eighty percent (80%) of the Appraised Value for Building 4.  The Parking Garage Loan amount will be limited to eighty percent (80%) of the Appraised Value for the Parking Garage.

Exhibit 10.4

1.6Appraised Value. “Appraised Value” shall mean, collectively, (a) the value for the Building 4 and Parking Garage Property set forth in the Appraisal or any updates to the Appraisal pursuant to paragraph 5.10, plus (b) the most recent appraised value of the other Real Property that has been approved and accepted by Lender.

1.7Architect.  “Architect” shall mean HSE Architects PLLC, an Oklahoma professional limited liability company.

1.8Architectural Agreements.  “Architectural Agreements” shall mean, collectively, the agreements between Borrower and the Architect, for the Construction Projects, each of which agreement is subject to Lender’s review and approval.

1.9Assignment.  “Assignment” shall have the meaning ascribed to such term in paragraph 4.1 of this Agreement.

1.10Building 4.  “Building 4” shall mean an approximately 250,000 square foot office building on portions of Tract 1, constructed in accordance plans and specifications approved by Lender in accordance with this Agreement.

1.11Building 4 and Parking Garage Real Property.  “Building 4 and Parking Garage Real Property” means the portion of the Real Property that is described in Exhibit “A-2” attached hereto, on which Building 4 and the Parking Garage will be constructed

1.12Building 4 Loan.  “Building 4 Loan” shall mean the loan to be advanced pursuant to this Agreement for the Building 4 Project and evidenced, collectively with the Parking Garage Loan, by the Note.

1.13Building 4 Project.  “Building 4 Project” shall mean construction of Building 4 and related improvements, pursuant to plans and specifications and the Project Budget approved by Lender.

1.14Building Laws Indemnity Agreement.  “Building Laws Indemnity Agreement” and “BLIA” shall each mean the building laws indemnity agreement which would be signed pursuant to Paragraph 4.5 of this Agreement.

1.15Business Day.  “Business Day” shall have the meaning assigned to that term in the Note.

1.16Code.  “Code” shall mean the Uniform Commercial Code of Oklahoma, as the same may from time to time be in effect.

1.17Collateral Assignments.  “Collateral Assignments” shall have the meaning assigned to that term in paragraph 4.3 of this Agreement.

Exhibit 10.4

1.18Completion Date.  “Completion Date” shall mean the date upon which all of the following conditions are fully satisfied with respect to each Construction Project: (i) the Construction Project has reached Substantial Completion, (ii) Borrower has delivered to Lender a final “as-built” survey of all of the Mortgaged Property which is in form, scope and substance acceptable to Lender, (iii) Borrower has delivered to Lender prepaid property, liability, business interruption, worker’s compensation insurance, and other required insurance covering the Mortgaged Property, all in amount, form, scope and substance satisfactory to Lender, (iv) Borrower has delivered to Lender Certificates of Occupancy issued for the Construction Project and for occupancy of the premises, and (v) Borrower has accepted delivery of Building 4 or the Parking Garage, as applicable.

1.19Completion Deadline.  “Completion Deadline” shall mean the date which is thirty (30) months after the Effective Date.

1.20Construction Account.  “Construction Account” shall have the meaning assigned to that term in paragraph 5.6 of this Agreement.

1.21Construction Period.  “Construction Period” shall mean the period of time from the Effective Date until the Completion Date, but in no event later than the Completion Deadline.

1.22Construction Consultant.  “Construction Consultant” shall mean the individual or entity selected by Lender, in Lender’s sole discretion and at Borrower’s cost, to inspect the Construction Project, review all plans, construction budgets, time lines, permits, contracts, supporting documentation and information, and to advise Lender in regard to all aspects of the Construction Project.

1.23Construction Contracts.  “Construction Contracts” shall mean, collectively, the contracts between Borrower and the Contractor, for the Construction Projects, each of which contract is subject to Lender’s review and approval.

1.24Construction Projects.  “Construction Projects” shall mean, collectively, the Building 4 Project and the Parking Garage Project; each a “Construction Project”, as the context maximum requirement.

1.25Contractor.  “Contractor” shall mean Clyde Riggs Construction, L.L.C., an Oklahoma limited liability company, which shall serve as Borrower’s general contractor for the Construction Project.

1.26Dollars.  “Dollars” and “$” shall mean lawful money of the United States of America.

1.27Engineer.  “Engineer” shall mean Johnson and Associates, Inc., an Oklahoma corporation.

1.28ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

Exhibit 10.4

1.29Event of Default.  “Event of Default” shall mean the occurrence of any of the events specified in paragraph 10 of this Agreement.

1.30Existing Mortgages.   “Existing Mortgages” shall mean those mortgages referenced in Exhibit “C” attached hereto.

1.31Financing Statement.  “Financing Statement” shall have the meaning ascribed to that term in paragraph 5.5 of this Agreement.

1.32Guarantor.  “Guarantor” shall mean Paycom Software, Inc., a Delaware corporation.

1.33Guaranty.   “Guaranty” means the Guaranty Agreement executed and delivered by the Guarantor in favor of the Lender and in form and substance acceptable to the Lender wherein Guarantor guarantees payment and performance of the Indebtedness.

1.34Governmental Authority.  “Governmental Authority” shall mean any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.35Hazardous Substances Indemnity Agreement and HSIA. “Hazardous Substances Indemnity Agreement” and “HSIA” shall each mean the Hazardous Substances Indemnity Agreement which will be signed pursuant to paragraph 4.5 of this Agreement.

1.36Interest Rate.   “Interest Rate” means:

(i) commencing with the Effective Date and continuing until the Term Loan Conversion Date, a floating per annum rate of interest equal to the greater of (a) the Prime Rate plus 50 basis points (0.5%) or (b) 4.00%;

(ii) commencing with the Term Loan Conversion Date, a fixed, per annum rate of interest equal the 7/20 LIBOR Swap Rate in effect as of the Term Loan Conversion Date plus 225 basis points (2.25%).

1.377/20 LIBOR Swap Rate.  “7/20 LIBOR Swap Rate” shall mean that certain LIBOR Swap interest rate, effective as of the Term Loan Conversion Date, identified as the Swap rate for a 7-year term and a 20-year amortization the in the then-effective Weekly Swap Pricing Indications report issued to Lender by Country Club Bank pursuant to that certain SWAP Agreement by and between the same.

Exhibit 10.4

1.38Indebtedness.  “Indebtedness” shall mean and include all liabilities, obligations or indebtedness of Borrower to Lender of every kind and description, now existing or hereafter incurred, direct or indirect, absolute or contingent, due or to become due, matured or unmatured, and whether or not of the same or a similar class or character as the Loans and whether or not contemplated by Lender or Borrower, together with future advances and all extensions and renewals, and including (without limiting the generality of the foregoing) all indebtedness of Borrower to Lender arising out of or related to (a) the Loan, the Note, this Agreement or any other of the Loan Documents, or (b) the Consolidated Note, the Building 3 Note and any and all instruments or agreements securing or executed in connection with such Promissory Notes.

1.39Liability.  “Liability” shall mean any claim on the assets of a Person, excluding ownership equity.

1.40Liquidity Account.  “Liquidity Account” shall have the meaning ascribed to such term in paragraph 5.6 of this Agreement.

1.41Loan.  “Loan,” and sometimes the “Loans,” shall mean, collectively, the Building 4 Loan and the Parking Garage Loan.  The Building 4 Loan and the Parking Garage Loan may also be sometimes individually referred to as a “Loan,” as the context may require.

1.42Loan Documents.  “Loan Documents” shall mean collectively this Agreement, the Note, the Mortgage, the Existing Mortgages, the Financing Statement, the Guaranty, the Account Security Agreement, the Assignment, the Collateral Assignments, the Subordination Agreements, the Assignment of Permits, the Existing Loan Agreement, the Consolidated Note and all other instruments and documents executed or issued or to be executed or issued pursuant to this Agreement or any of said documents or in connection with the Loan, and all amendments, modifications, extensions and renewals of any of the foregoing documents.

1.43Loan-to-Value.    “Loan-to-Value” shall mean the ratio determined by dividing the Indebtedness by the Appraised Value.

1.44Maturity Date.   “Maturity Date” means February 2, 2026, or any earlier date on which the entire unpaid principal amount of the Note shall be paid or required to be paid in full, whether by prepayment, acceleration or otherwise.

1.45Mortgage.  “Mortgage” shall have the meaning ascribed to that term in paragraph 4.1 of this Agreement.

1.46Mortgaged Property.  “Mortgaged Property” shall have the meaning ascribed to such term in the Mortgage, and includes, without limitation, the Real Property described on Exhibit “A” attached to this Agreement and incorporated herein.  The Mortgaged Property does not include the property or funds of Borrower’s unaffiliated clients and/or customers.

Exhibit 10.4

1.47Note.  “Note” shall mean the Promissory Note executed by Borrower and payable to the order of Lender to evidence the Loan in the maximum principal amount not to exceed the lesser of (i) Twenty-Eight Million Six Hundred Forty Thousand and No/100 Dollars ($28,640,000.00), and (ii) the amount that, when aggregated with all Indebtedness other than the Loans, will result in a Loan-to-Value equal to eighty percent (80%).

1.48PBGC.  “PBGC” shall mean the Pension Benefit Guaranty Corporation as established pursuant to Section 4002 of ERISA or any successor thereto or substitute therefor under ERISA.

1.49Parking Garage.  “Parking Garage” shall mean an approximately 345,000 square foot parking garage on portions of Tract 1 and Tract 3, constructed in accordance plans and specifications approved by Lender in accordance with this Agreement.

1.50Parking Garage Loan.  “Parking Garage Loan” shall mean the loan to be advanced pursuant to this Agreement for the Parking Garage Project and evidenced, collectively with the Building 4 Loan, by the Note.

1.51Parking Garage Project.  “Parking Garage Project” shall mean construction of the Parking Garage 4 and related improvements, pursuant to plans and specifications and the Project Budget approved by Lender.

1.52Person.  “Person” shall mean any individual, corporation, company, joint venture, association, partnership, trust, unincorporated organization, Governmental Authority or other entity.

1.53Prime Rate.  “Prime Rate” shall mean the highest per annum rate of interest (expressed as a percentage) which is identified as the “Prime Rate” in the “Money Rates” section of The Wall Street Journal, adjusted as of the date of any change therein, whether or not such prime rate is actually charged by any bank or other financial institution and whether or not a lower or better rate of interest is charged by any bank or other institution.

1.54Project Budget.  “Project Budget” shall mean Borrower’s detailed budget for financing the design and construction of Building 4 and the Parking Garage on the Real Property, and for all other costs related to or associated with the Construction Projects, as such Project Budget may be periodically updated in accordance herewith.  A copy of current Project Budget attached to this Agreement as Exhibit “D” and incorporated herein.

1.55Project Cost.  “Project Cost” shall mean the total cost of the Construction Projects, or for each of the respective Construction Projects, as the context may require.

Exhibit 10.4

1.56Real Property.  “Real Property” shall mean the certain real property located in Oklahoma County, Oklahoma, which is more particularly described on Exhibit “A” attached to this Agreement and incorporated herein by reference.

1.57Request for Funds.  “Request for Funds” shall mean the Request for Funds described in paragraph 9.3 of this Agreement.

1.58Subordination Agreements. “Subordination Agreements” shall mean the Subordination Agreements described in paragraphs 4.3 and 4.5 of this Agreement.

1.59Substantial Completion.  “Substantial Completion” or “Substantially Complete” shall mean, with respect to each of the respective Construction Projects, completion of the Construction Project to the point that it is legally ready for occupancy and use, as evidenced by all required governmental permits, licenses and final certificates of occupancy and by certificates of substantial completion signed by Borrower, the Architect, the Contractor, the Construction Consultant and any inspector that Lender may, in its discretion, retain at Borrower’s expense.

1.60Term Loan Conversion Date.  “Term Loan Conversion Date” shall be the date on which the Note evidencing the Loan converts to a so-called “term loan”, which such date shall occur on the first (1st) day of the first (1st) month after the Completion Date, but in no event later than the Completion Deadline.

1.61UCC.  “UCC” shall mean the Uniform Commercial Code of the State of Oklahoma.

2.LENDING AGREEMENT.

2.1Construction Loan.  Subject to the terms, provisions, covenants and agreements set forth in this Agreement, Lender agrees to make construction loan advances to Borrower until the end of the Construction Period, for each of the respective Construction Projects, in an amount equal to the lesser of (i) the amount that, when aggregated with all Indebtedness other than the Loans, will result in a Loan-to-Value equal to eighty percent (80%), and (ii) the sum of (a) an amount not to exceed Eight Million Six Hundred Forty Thousand and No/100 Dollars ($8,640,000.00), with respect to the Parking Garage Project, and (b) an amount not to exceed Nineteen Million Nine Hundred Sixty Thousand and No/100 Dollars ($19,960,000.00), with respect to the Building 4 Loan, which Loans shall be used by Borrower for the purpose of: (a) paying contractors, architects, engineers, mechanics, materialmen, laborers, service agencies and suppliers pursuant to the terms of contracts for construction of the respective Construction Projects, for services in fact performed and materials purchased for and either incorporated into the respective Construction Projects or suitably stored on the Real Property for later incorporation, (b) reimbursing Lender for expenses incurred by Lender pursuant to this Agreement and (c) paying other costs which are incidental or related to the cost of completing or financing the Construction Projects as set forth in the Project Budget,

Exhibit 10.4

subject to Lender’s prior approval; provided, however, notwithstanding any other language set forth in this Agreement or any of the other Loan Documents, Loan proceeds shall not be used to pay interest, Loan fees, late charges, after default interest and/or any other similar costs, as determined by Lender.

2.2Term Loan.  Upon the Term Loan Conversion Date, provided such date is timely and in no event later than the Completion Deadline, and further provided no Default or Event of Default then exists and remains uncured, the outstanding principal balance of the Loans shall be automatically converted to a eighty-four (84) month term loan, with the monthly amount of principal and interest payments being calculated on the basis of a twenty (20) year (240 month) mortgage amortization schedule and payable as set forth in paragraph 3 below.

3.BORROWER’S NOTE.  The Loans shall be evidenced by the Note, which Note shall be signed by Borrower and delivered to Lender concurrently with execution of this Agreement.  Principal and interest shall be payable on the Note as follow:

(a) Commencing on the first (1st) day of the first calendar month following the Effective Date, and continuing on the first (1st) day of each successive month thereafter through and including the Term Loan Conversion Date, Borrower shall pay to Lender a monthly payment of interest only, accrued at the Interest Rate on the outstanding principal balance of the Note.

(b) Commencing on the first (1st) day of the first calendar month following the Term Loan Conversion Date, and continuing on the first (1st) day of each successive month thereafter through and until the Maturity Date, Borrower shall pay to Lender the amount determined by Lender to be the monthly payment of principal and interest necessary to amortize the principal balance of the Note, together with interest on such principal balance at the Interest Rate (determined on the Term Loan Conversion Date), over the Amortization Period (i.e., 240 months).

The Loan shall be subject to a prepayment premium as more particularly described in the Note.

4.COLLATERAL SECURITY.  The performance of all covenants and agreements contained in this Agreement and in the other documents executed or delivered as a part of this transaction, and the payment of the Note shall be secured as follows:

4.1Security Documents Covering Mortgaged Property.  Borrower shall (a) grant to Lender a first priority Construction Mortgage (With Power of Sale), Security Agreement and Financing Statement (the “Mortgage”) in the form prescribed by Lender, subject to no other liens except for the Existing Mortgages, covering the entire Real Property and a first priority security interest in all personal property relating to such property which shall identify the Note as the indebtedness evidenced thereby and be in form acceptable to Lender; and (b) assign to Lender all leases of the Mortgaged Property and all of the rents, issues and profits of the Mortgaged Property, which assignment shall be evidenced by an Assignment of Leases, Rents and Profits (the “Assignment”), in the

Exhibit 10.4

form prescribed by Lender, which shall identify the Note as the indebtedness evidenced thereby.

4.2Security Agreements Covering Borrower’s Accounts With Lender. Borrower shall grant to Lender a first priority security interest in the Construction Account. Such security interests shall be evidenced by a Security Agreement (the “Account Security Agreement”) in the form prescribed by Lender.

4.3Assignment and Subordination of Architectural Agreement and Construction Contract.  Borrower shall sign, and shall cause the Architect to sign, and deliver to Lender, with respect to the Architectural Agreements, a Collateral Assignment of Architectural Agreement(s) in the form prescribed by Lender and Borrower shall sign, and cause the Contractor to sign and deliver to Lender, with respect to the Construction Contracts, a Collateral Assignment of Construction Contract in the form prescribed by Lender (collectively, the “Collateral Assignments”).  Borrower shall also provide to Lender (i) a Subordination Agreement(s) in the form prescribed by Lender, which shall be properly signed and acknowledged by the Architect for each Construction Project, and (ii) a Subordination Agreement(s) in the form prescribed by Lender, which shall be properly signed and acknowledged by the Contractor for each Construction Project (collectively, the “Subordination Agreements”).  If the Collateral Assignments and the Subordination Agreements are not available prior to or at the time of execution of this Agreement, Lender and Borrower agree that the Collateral Assignments and Subordination Agreements must be provided to Lender prior to any funding of either Loan.

4.4[Reserved].

4.5Additional Documents.  Borrower shall sign and deliver to Lender a Hazardous Substances Indemnity Agreement and Building Laws Indemnity Agreement in the form prescribed by Lender.  Borrower shall also sign and deliver (i) an Assignment of Permits, Licenses and Approvals, (ii) an Assignment of Service Agreements and Maintenance Contracts, (iii) a Security Agreement covering the Borrower’s Construction Account with Lender, (iv) a closing certificate, and (v) such other documents as may be required by Lender to evidence and secure the Loan, all of which will be in the forms prescribed by Lender.  In addition, Borrower shall cause its manager of the Mortgaged Property (if applicable) to sign a Subordination Agreement in form prescribed by Lender.  Any and all collateral documents executed by Borrower in favor of Lender as security for any indebtedness of Borrower to Lender shall also expressly secure Borrower’s obligations hereunder and under the Note and all documents which evidence and secure payment of any of the Note.

5.CONDITIONS OF LENDING.  Lender’s obligations under this Agreement, including the obligation to make any advances under the Note, are subject to the performance and satisfaction of the conditions precedent listed below with respect to each of the Construction Projects:

Exhibit 10.4

5.1No Events of Default.  There shall not have occurred and be continuing any Event of Default, and the representations and warranties set forth in the Loan Documents shall be true and accurate in all material respects.

5.2Loan Documents, HSIA and BLIA.  This Agreement, and all Loan Documents required by Lender, the HSIA and the BLIA shall be duly authorized, executed and delivered to Lender.

5.3Existence and Authority of Borrower.  Borrower shall provide to Lender the following documents relating to Borrower:  (i) Certificates of Good Standing from the Secretary of State of Delaware and the Secretary of State of Oklahoma, (ii) a Delaware Secretary of State certified copy of the transcript of the Certificate of Limited Liability Company, together with all amendments thereto, (iii) an Oklahoma Secretary of State certified copy of the qualification to transact business in Oklahoma, (iv) a certified copy of the Operating Agreement of Borrower and all amendments thereto, and (v) a Certificate of Limited Liability Company Authority, in a manner and with text acceptable to Lender, evidencing the authority of the Chief Financial Officer of Borrower to sign this Agreement and all other Loan Documents and to perform its obligations hereunder and thereunder.

5.4Existence and Authority of Guarantor.  Borrower shall provide to Lender the following documents relating to Guarantor:  (i) Certificates of Good Standing from the Secretary of State of Delaware and the Secretary of State of Oklahoma, (ii) a Delaware Secretary of State certified copy of the transcript of the Certificate of Incorporation, together with all amendments thereto, (iii) an Oklahoma Secretary of State certified copy of the qualification to transact business in Oklahoma, (iv) a certified copy of the Certificate of Incorporation and the By-laws and all amendments thereto, and (v) an officer’s certificate and resolution certified and issued by the proper authority of the Guarantor, or the like, in a manner and with text acceptable to Lender, evidencing the authority of the Chief Financial Officer of the Guarantor to sign the Guaranty and to perform its obligations thereunder.

5.5Recording of Security Documents.  The Mortgage and the Assignment shall be recorded in the real property records of the County Clerk of Oklahoma County, Oklahoma.  A Financing Statement shall be filed in the “central” UCC records of the Secretary of State of Delaware to perfect Lender’s security interest in the personal property collateral pledged by the Mortgage, the Assignment, the Security Agreement and such other applicable Loan Documents.  Borrower shall provide to Lender UCC search report on Borrower and/or such other evidence as Lender may require to evidence the senior priority of Lender’s security interest perfected by the Financing Statement.

5.6Establishment of Construction Account and the Liquidity Account. Borrower shall establish a deposit account (“Construction Account”) with Lender on or before the Effective Date, into which the proceeds of the Loan (but no other funds) shall be deposited as such proceeds are advanced and from which Borrower shall make only payments permitted under the terms of this Agreement.  Borrower shall maintain the

Exhibit 10.4

existing liquidity account (the “Liquidity Account”) with Lender in which Borrower is required to and shall continue to maintain, through the Maturity Date, a deposit balance of not less than Two Million and No/100 Dollars ($2,000,000.00).

5.7Title Evidence.  Borrower shall provide to Lender (i) a Commitment for Title Insurance for the issuance of a lender or mortgagee policy covering the Mortgaged Property, (a) issued in an amount equal to the maximum principal amount of the Loan, (b) naming Lender as the proposed insured and containing only exceptions as are expressly approved in writing by Lender (and all requirements for such commitment shall have been satisfied and the premium therefor shall have been paid by Borrower), together with copies of all documents listed in Schedule (or Part) I and all documents listed in Schedule (or Part) II of the Commitment for Title Insurance, (ii) a proforma loan policy of title insurance complying with the foregoing requirements of Lender, together with proforma endorsements required by Lender, (iii) a Closing Protection Letter from the title insurance company which is to provide a loan policy of title insurance covering Lender’s Mortgage, (iv) an ALTA Loan Policy of Title Insurance 2006, in form and substance acceptable to Lender, issued by a title insurance company acceptable to Lender, evidencing that Borrower has good and marketable fee simple title to the Mortgaged Property and that the Mortgage will constitute a valid first Mortgage on the Mortgaged Property, subject only to those matters described in Exhibit “B” attached to the Mortgage. The loan policy of title insurance shall not include an exception based upon discrepancies, conflicts in boundary lines, shortage in area, encroachments or other facts which would be disclosed by a proper survey. Any exception based upon mechanics’ and materialmen’s liens shall be expressly limited to the portions of the Mortgaged Property upon which the New Parking Lot, Building 3 and the Gymnasium Expansion are being constructed, and shall not in any event apply to the Building 4 and Parking Garage Property.  The loan policy of title insurance must be accompanied by such endorsements thereto as may be required by Lender or its counsel, including, but not limited to, an access and entry endorsement, a comprehensive endorsement, a contiguity endorsement, an endorsement deleting the arbitration provision, an environmental lien endorsement, a subdivision endorsement, a survey endorsement, a variable rate endorsement, and a zoning endorsement. The premiums for the loan policy of title insurance and all endorsements shall be paid by Borrower prior to or at the time of the initial advance under the Note.

5.8Survey.  Borrower shall deliver to Lender a current ALTA/ACSM Land Title Survey (2016) of the Real Property, prepared by a surveyor approved by Lender, which survey shall delineate all property lines, shall locate all improvements on the Real Property, shall show easements benefitting and/or affecting the Real Property and identify them by book and page of recording, shall show adjoining streets and access ways, and shall show all other physical matters affecting the title and use of the Real Property.  The form of surveyor’s certificate shall be acceptable to Lender and shall enable the issuer of the required loan policy of title insurance to delete all survey exceptions.

5.9Flood Hazard Certification.  Borrower shall provide to Lender a flood hazard certificate in form, scope and substance acceptable to Lender and evidencing that the Mortgaged Property does not lie in a flood hazard area.

Exhibit 10.4

5.10Appraisal.  Borrower shall pay for a new, independent, “as-complete” appraisal of the Building 4 and Parking Garage Property (the “Appraisal”), which shall (i) be prepared by an appraiser selected and approved by Lender’s appraisal committee, (ii) comply with the standards set forth by Lender’s appraisal committee, (iii) reflect all existing improvements and all future improvements pursuant to the improvements which shall exist upon Substantial Completion of the Construction Projects. At no time shall the Loan-to-Value exceed eighty percent (80%).  Updates to the Appraisal may be required by Lender due to changes in regulatory policies and/or changes in the Mortgaged Property.  If the Appraisal is not available prior to the execution of this Agreement and in the event the Appraisal does not support the Loan-to-Value condition identified in this paragraph, Lender and Borrower agree that the amount of the Loan will be adjusted in order to comply with such condition.

5.11Insurance.  Prior to commencement of the Construction Projects, Borrower shall obtain, and furnish to Lender satisfactory evidence of insurance on the Mortgaged Property and evidence of payment of all premiums for such insurance, which insurance shall at all times comply with all of the requirements set forth in the Mortgage.  Specifically, Borrower shall maintain Borrower’s builder’s risk insurance for the full completed project insurable value of the Construction Project (“Builder’s Risk Insurance”), which Builder’s Risk Insurance (i) shall meet the same requirements as Special Perils Insurance (herein defined), with whatever limits and coverage extensions Lender requires, (ii) shall be written on a “Completed Value” Form (100% non-reporting) or its equivalent and shall include an endorsement granting permission to occupy and (iii) shall cover loss of materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site, or of any temporary structure, hoist, sidewalk, retaining wall or underground property, all soft costs, plans, specifications, blueprints and models, and demolition and increased costs of construction, including costs arising from changes in laws at the time of restoration, and coverage for operation of building at the time of restoration, all subject to a sublimit satisfactory to Lender.  Upon completion of each Construction Project, Borrower shall furnish to Lender satisfactory evidence of insurance on the Mortgaged Property and evidence of payment of all premiums for such insurance, which insurance shall at all times comply with all of the requirements set forth in the Mortgage.  Borrower covenants and agrees to deposit with Lender and to maintain throughout the term of the Note original policies of insurance, issued by insurance companies satisfactory to Lender, in such amounts and against such risks as required by Lender, including but not limited to the following:  (a) Borrower shall maintain a policy against all risks of loss to the Mortgaged Property customarily covered by “All Risk” or “Special Perils Form” policies as available in Oklahoma County, Oklahoma (collectively, “Special Perils Insurance’), in amounts and with insurers acceptable to Lender, in its sole discretion, but not less than the greater of the Secured Indebtedness (as defined in the Mortgage) or one hundred percent (100%) of the full replacement value of the Mortgaged Property, all improvements thereon, and all improvements, betterments and contents thereof, including, but not limited to, all fixtures, furnishings and equipment located in or about such improvements, which Special Perils Insurance (i) shall cover at least the following perils:  building collapse, fire, flood, hurricane, impact of vehicles and aircraft,

Exhibit 10.4

lightning, malicious mischief, mudslide, subsidence, terrorism, vandalism, water damage, windstorm, hail and such other insurable perils as, under good insurance practices, other commercial property owners from time to time insure against for property and building(s) similar to the Mortgaged Property in height, location, nature, type of construction, and use, as evidenced by written advice from Lender’s insurance advisor; and (ii) shall contain an agreed amount endorsement or a coinsurance waiver and a replacement cost value endorsement without deduction for depreciation; (b) equipment and machinery (generally referred to as boiler and machinery) insurance covering all mechanical and electrical equipment against physical damage, rent loss, extra expense and expediting expense covering the Mortgaged Property and any insured leasehold property, which equipment and machinery insurance shall be maintained on a replacement cost value basis; (c) if required by Lender, Borrower shall maintain a policy of business or rent interruption insurance on an “actual sustained basis” (“Business Interruption Insurance”), providing coverage against any loss of income by reason of any hazard referred to in this paragraph; in an amount sufficient to avoid any coinsurance penalty, but in any event for not less than at least twelve (12) months of (i) Borrower’s actual gross receipts from all sources of income from business operations occurring on the Real Property and (ii) all amounts which Borrower is required to pay to Lender or third parties pursuant to this Agreement, the Note, the Mortgage or any of the other Loan Documents; (d) Borrower shall maintain the following insurance for personal injury, bodily injury, death, accident and property damage: (i) public liability insurance, including commercial general liability insurance, (ii) owned (if any), hired, and non-owned automobile liability insurance, and (iii) umbrella liability insurance as necessary (collectively, “Liability Insurance”), which Liability Insurance shall provide coverage of at least $1,000,000.00 per occurrence and $2,000,000.00 in annual aggregate, per location, and if any Liability Insurance also covers other locations, with a shared aggregate limit, the minimum Liability Insurance shall be increased to $5,000,000.00; and in any event, the Liability Insurance shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability (including liability assumed under contracts and leases), and products and completed operations; (e) Borrower shall at all times maintain a policy of workers’ compensation and employers liability as required by applicable state law, together with satisfactory evidence of compliance with applicable state law requirements for workers’ compensation coverage; (f) Borrower shall at all times maintain a policy of flood and mudslide insurance in an amount equal to the lesser of the outstanding principal balance of the indebtedness secured hereby or the maximum amount of coverage made available with respect to the Mortgaged Property under the National Flood Insurance Program (or evidence satisfactory to Lender that the Mortgaged Property is not located in an area designated by the Secretary of Housing and Urban Development or any other governmental department agency, bureau, board or instrumentality as an area having special flood or mudslide hazards and that flood insurance is not required for this loan under the terms of any law, regulation or rule governing Lender’s activities); and (g) when and to the extent required by the Lender, Borrower shall maintain a policy or policies of insurance against any other risk or risks insured against by persons operating like properties in the locality of the Mortgaged Property.  All insurance policies shall be issued by an insurance company having a rating of “A” VII or better by A.M. Best Co., in Best’s

Exhibit 10.4

Rating Guide. Whenever any required insurance specifies any dollar amount, Lender may increase it periodically to reflect Lender’s reasonable estimate of inflation.  All deductibles, coinsurance provisions, exceptions to coverage and policy forms must be acceptable to Lender in its sole subjective discretion.  Each policy shall be a so-called “occurrence” policy of insurance.  No insurance hereunder shall be a part of a “blanket” policy maintained by Borrower or any third party unless the policy expressly provides that the amount of insurance required under the Mortgage will in no way be prejudiced by other losses covered by such policy.  Each policy of insurance required under this paragraph 5.12 shall provide that (i) the interest of Lender shall be insured regardless of any act or negligence by Borrower or any breach or violation by Borrower of any warranties, declarations or conditions of such policy, and (ii) the insurer under each policy of insurance required hereunder shall agree that any cancellation of its insurance policy or any endorsement of its insurance policy to effect a change in coverage for any reason shall not be effective until thirty (30) days after receipt by Lender of notice of such cancellation or such endorsement to effect a change in coverage.  The Borrower further covenants and agrees that, regardless of the types or amounts of insurance required and approved by the Lender, Borrower will cause the Lender to be named as an additional insured in each policy of builder’s risk insurance and all policies of Liability Insurance, which shall be evidenced by endorsements acceptable to Lender; and the Borrower will assign and deliver to the Lender all policies of insurance which insure against any loss or damage to the Mortgaged Property, as collateral and further security for the Secured Indebtedness, which policies shall contain a mortgage clause in favor of Lender, naming Lender as “Mortgagee and Loss Payee” on a standard noncontributory mortgagee endorsement (or its equivalent) naming Lender or its designee as the party to receive insurance proceeds, and shall otherwise be in form, scope and substance acceptable to Lender.  In addition, Borrower shall furnish to Lender duplicate copies of each policy of insurance at execution hereof, and copies of each renewal policy, together with receipts or other evidence that premiums have been paid.  In the event of a casualty to the Mortgaged Property, all hazard insurance proceeds shall be paid to the Lender.  Proceeds of insurance paid to the Lender shall, at the option of the Lender, be applied to payment of the Secured Indebtedness or made available to Borrower to pay for repair, restoration and rebuilding of the Mortgaged Property, as described in the Mortgage.

5.12Zoning and Use.  Borrower shall furnish to Lender satisfactory written evidence that the Real Property is presently zoned for its intended use and that the Real Property is in full compliance with all municipal ordinances, codes, rules or regulations.  The Borrower’s confirmation of zoning shall include, without limitation, a title insurance Zoning Endorsement (ALTA 3.1-06) in form, scope and substance acceptable to Lender.

5.13Permits.  Borrower shall obtain and provide to Lender copies of all permits required for the Construction Project or any part thereof, including, without limitation, building permits issued by the City of Oklahoma City or Oklahoma County. Specifically, Borrower shall provide to Lender and its Construction Consultant, all required City of Oklahoma City Building Permits for the Construction Project, all in form, scope and substance acceptable to Lender and its Construction Consultant.  If any

Exhibit 10.4

permit(s) is not available prior to or at the time of execution of this Agreement, Lender and Borrower agree that such permit(s) must be provided to Lender prior to any funding of the Loan.

5.14Plans and Specifications.  Borrower shall submit for approval by Lender copies of the final plans and specifications for the Construction Project which have been approved in writing by Borrower, the Architect, the Contractor, and all applicable governmental authorities.  Following approval by Lender, such plans and specifications shall not be substantially changed, without the prior written consent of Lender.  Regardless of its review and approval of the plans and specifications, Lender shall have no responsibility, obligation or liability to Borrower or any other individual or entity based on, arising from or relating to any such review or approval, and Borrower shall at all times have exclusive control over its work on the Construction Project and sole responsibility for compliance with all governmental, quasi-governmental and private laws, rules, regulations, ordinances, codes, covenants, restrictions, easements and other matters which control, burden or apply to or otherwise affect the Mortgaged Property and/or the Construction Project.

5.15Financial Information.  Borrower shall submit to Lender in writing a satisfactory Project Budget which shall show all sources and uses of funds, and shall detail by line item all costs of designing, constructing, franchising, and completing each Construction Project, and all costs of finishing, furnishing, equipping and opening each completed Construction Project for business.  The Project Budget shall contain, without limitation, an interest reserve, a contingency reserve and a working capital reserve.

5.16Environmental Site Assessments; Hazardous Substances Indemnity Agreement.  Borrower shall provide to Lender an environmental assessment report covering the Real Property, which report shall be prepared by an environmental engineering firm acceptable to Lender and shall be in form, scope and substance acceptable to Lender.  In addition, Borrower shall sign and deliver to Lender a Hazardous Substances Indemnity Agreement on a form provided by and acceptable to Lender.

5.17Geotechnical Report.  Borrower shall submit for review and approval by Lender a geotechnical report (soils test) covering the Real Property, which geotechnical report shall be in form, scope and substance acceptable to Lender.

5.18Loan Fees.  Borrower shall pay to Lender a loan commitment fee equal to one-half percent (0.50%) of the proposed amount of the Loan (i.e., $143,200.00) payable at the closing of the Loan, which fee shall be deemed fully earned by Lender and nonrefundable at the time Lender signs this Agreement.

5.19Architectural Agreement and Construction Contract.  Borrower shall deliver to Lender for its review and approval the architectural agreement between Borrower, as owner, and the Architect for the Construction Project, which architectural agreement (i) must be in form, scope and substance acceptable to Lender, and (ii) must be subordinated to the Loan and the Loan Documents as described in paragraph 4.3 of this Agreement.  Borrower shall deliver to Lender for its review and approval the fixed price

Exhibit 10.4

Construction Contract between Borrower, as owner, and the Contractor for the Construction Project, which Construction Contract (i) must be in form, scope and substance acceptable to Lender, must be collaterally assigned to Lender as described in paragraph 4.3 of this Agreement, and (iii) must be subordinated to the Loan and Loan Documents as described in paragraph 4.3 of this Agreement.

5.20Opinion of Borrower’s Counsel.  Borrower shall provide Lender with a legal opinion from its counsel as to:  (i) the due organization, powers and good standing of Borrower and Guarantor;  (ii) to the best knowledge of Counsel after inquiry, the absence of any suits, proceedings or investigations pending, threatened against or affecting Borrower and Guarantor, any of which if adversely determined, would have a materially adverse effect on the financial condition, the business or the properties of Borrower and Guarantor; (iii) that Borrower and Guarantor have fully complied with all local, state, and federal requirements relative to the location and operation of the project as an office building; (iv) that the documents executed and provided by the Borrower and Guarantor pursuant to this Agreement are fully authorized under all documents which evidence the creation, existence and good standing of the Borrower and Guarantor; (v) that all Loan Documents, other than the Guaranty, have been duly executed by the Borrower, are the legal, valid and binding obligations of Borrower and are enforceable according to their respective terms; and (vi) that the Guaranty has been duly executed by the Guarantor, is a legal, valid and binding obligation of Guarantor and is enforceable according to its respective terms.

5.21Construction Schedule; Subcontractors and Suppliers.  Borrower shall deliver to Lender (i) a complete, written construction schedule for each Construction Project, (ii) a list of all subcontractors and material suppliers, together with their respective addresses and main contracts, (iii) a copy of every subcontract and material purchase order of $10,000.00 or more, and (iv) copies of all of the Performance Bonds and Payment Bonds listed on Exhibit “E” attached to this Agreement and incorporated herein by reference.

6.REPRESENTATIONS AND WARRANTIES.  In addition to all other representations and warranties of Borrower to Lender, Borrower represents and warrants that:

6.1Existence and Authority of Borrower.  Borrower is and will continue to be a limited liability company duly formed and validly existing under the laws of the State of Delaware, and is duly qualified to transact business in the State of Oklahoma; Borrower has full power, authority and legal right to own, manage and hold title to the Mortgaged Property and to occupy Building 3 and the gymnasium as renovated by the Gymnasium Expansion, and Borrower has full and legal right, power and authority to enter into and carry out the provisions of this Agreement and all documents signed by Borrower pursuant to this Agreement, to borrow money, to give security for borrowing as required by this Agreement, and to consummate the transaction contemplated by this Agreement.

6.2Conflicting Agreements and Restrictions.  Borrower is not a party to any contracts or agreements or subject to any other restrictions which materially

Exhibit 10.4

adversely affect its business, property, assets or financial condition.  To the best of Borrower’s knowledge, neither the execution and delivery of the Loan Documents nor fulfillment and compliance with the terms and provisions thereof, (i) will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any agreement, instrument, undertaking, judgment, decree, order, writ, injunction, statute, law, rule or regulation to which Borrower is subject or by which the Mortgaged Property is bound or affected, (ii) will result in the creation or imposition of any lien, charge or encumbrance on, or security interest in, any property now or hereafter included in the Mortgaged Property pursuant to the provisions of any mortgage, indenture, security agreement, contract, undertaking or other agreement other than the liens and security interests in favor of Lender created by the Loan Documents, or (iii) will require any authorization, consent, license, approval or authorization of or other action by, or notice or declaration to, or registration with, any court or administrative or governmental department, commission, board, bureau, authority, agency or body (domestic or foreign), or, to the extent that any such consent or other action may be required, it has been validly procured or duly taken.

6.3Actions and Proceedings.  Borrower has not received notice of any action or proceeding against or investigation of Borrower, pending or threatened, which questions the validity of the Loan Documents, or which is likely to result in any material adverse change in the business or operations of Borrower or which in any way materially impairs or adversely affects the ability of Borrower to perform its obligations thereunder.

6.4Financial Condition.  Borrower is an indirect, wholly-owned subsidiary of Guarantor. The financial statements of Guarantor which have been furnished to Lender, are correct and complete in all material respects and fairly reflect the financial condition of both the Borrower and the Guarantor as of the date thereof.  Said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied through the periods involved therein, and to the best of Borrower’s knowledge, there has occurred no material adverse change in the financial condition of the Borrower or the Guarantor from the effective dates of said financial statements to the date hereof.  Neither Borrower or Guarantor have any contingent obligations, unusual or long‑term commitments, unrealized or anticipated losses from any unfavorable commitment or liabilities for taxes not reflected in such financial statements which are individually or in the aggregate substantial in relation to the financial condition of Borrower or Guarantor, respectively.

6.5Full Disclosure.  Neither the Loan Documents nor any statement or documents referred to therein, contemplated thereby or delivered to Lender by Borrower or any other party on its behalf contains or will contain any materially untrue statement, or omits or will omit to state a material fact necessary to make the statements therein not misleading.

6.6No Violation of Applicable Law.  To the best of its knowledge, information and belief, Borrower has not violated and is not violating any applicable statute, regulation or ordinance of the United States of America or any foreign country, or

Exhibit 10.4

of any state, municipality or any other jurisdiction, or of any agency thereof in any respect materially adversely affecting its business, property, assets, operations or condition, financial or otherwise.  To the best of its knowledge, information and belief, Borrower is in compliance with all statutes, rules, and regulations relating to environmental standards and controls in all jurisdictions where it is presently doing business.

6.7Permits.  To the best of its knowledge, Borrower has, or will be able to obtain, as needed, all governmental and private permits, certificates, consents and franchises which in any respect (i) are required for each Construction Project and the occupancy of Building 4 and the Parking Garage, (ii) are material to its business, property, assets, operations or condition, financial or otherwise, (iii) are necessary for it to carry on its business as now being conducted or as contemplated to be conducted, or (iv) are necessary for it to own, lease and operate the Mortgaged Property.  All such governmental and private permits, certificates, consents and franchises are valid and subsisting, and to the best of its knowledge, information and belief, Borrower is not in violation thereof.

6.8Place of Business and Certain Records.  Borrower (i) presently keeps all of its records concerning its accounts and contract rights in its office at 7501 West Memorial Road, Oklahoma City, Oklahoma, 73142; (ii) intends to continue to keep the location of said records in its office in said city, county and state; and (iii) shall continue to keep said records in its office within said city, county and state or give Lender ten (10) days’ prior written notice of any relocation of its principal office to a location outside of Oklahoma City, Oklahoma, or concurrent written notice of any relocation of its principal office within Oklahoma City, Oklahoma.

6.9No Defaults.  To the best of its knowledge, information and belief, Borrower is not in default of or in breach in any respect under any material contract, agreement or instrument to which such Borrower is a party or by which it or any of its properties may be bound.

6.10Ownership of Mortgaged Property; Liens.  Borrower has good and marketable title to the Mortgaged Property, free and clear of all liens and encumbrances except as listed on Exhibit “B” attached to the Mortgage.

6.11ERISA.  To the best of its knowledge, information and belief, Borrower has not incurred any “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA with respect to any employee pension or other benefit plan or trust maintained by or related to Borrower.  Borrower has not incurred any material liability to PBGC or otherwise under ERISA in connection with any such plan.  No reportable event described in Sections 4042(a) or 4043(b) of ERISA with respect to any such plan has occurred.

6.12Taxes.  Borrower has filed all federal, state, local, county and foreign tax returns required by law to be filed, and have paid all taxes, assessments and similar charges shown to be due and payable on said returns.  At the Effective Date, no

Exhibit 10.4

extensions of time are in effect to assessments of deficiencies for Federal income taxes of Borrower.

6.13Compliance with Federal Reserve Board Regulations.  No part of the proceeds of the Loan will be used, and no part of any loan repaid or to be repaid with the proceeds of the Loan was or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or margin stock within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System, or in any manner or under any circumstances which would cause a violation by any person or entity of Regulations G, T, U or X of said Board.  The assets of Borrower do not include any margin securities or margin stock and Borrower does not have any present intention of acquiring any such security or stock.

6.14Investment Company Act; Public Utility Holding Company Act.  Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and Borrower is not a “holding company,” a “subsidiary company” thereof or an “affiliate” of a “holding company” or of such a “subsidiary company,” each within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.15Availability of Utility Services.  All utility services necessary for the Mortgaged Property and for the use of the Real Property for the above-described Building 3 and the gymnasium as improved by the Gymnasium Expansion, are connected to the Mortgaged Property. Such utility services include, without limitation, water supply, sanitary and storm sewers, and electric, gas, and telephone.

6.16Survival of Representations.  All representations and warranties made herein or in any other Loan Documents will survive the delivery of the Note and the making of the Loan, and any investigation at any time made by or on behalf of Lender shall not diminish Lender’s right to rely thereon.  All statements contained in any certificate or other instrument delivered by or on behalf of Borrower under or pursuant to this Agreement or any other Loan Documents or in connection with the transactions contemplated hereby or thereby shall constitute representations and warranties made hereunder.

7.BORROWER’S AFFIRMATIVE COVENANTS.  Until the payment in full of the Loan and unless Lender shall otherwise consent in writing, Borrower agrees to perform or cause to be performed the following:

7.1Financial Statements.  Borrower will maintain adequate and accurate books and records of account, independent of those of the Guarantor, in accordance with sound accounting principles.  Lender shall have the right to examine and copy such books and records, including all books and records relating to all or any part of the Mortgaged Property, to discuss the affairs, finances and accounts of Borrower and to be informed as to the same from time to time as Lender might reasonably request.  Upon Lender’s request, Borrower shall furnish to Lender the year-end financial statements for

Exhibit 10.4

the immediately prior calendar year (including an income statement and a balance sheet) together with the prior year tax returns and other financial information of the Borrower as Lender may request.  No later than forty-five (45) days after each calendar quarter, Borrower will furnish to Lender copies of the most-recent, publically-filed financial statements of Guarantor, including the 10-K and 10-Q statements and such other statements as Lender may request from time-to-time.

7.2Taxes.  Borrower will pay prior to delinquency all taxes, assessments, governmental charges or levies, and all claims for labor, materials, supplies, rent and other obligations which, if unpaid, might become a lien against its property, except to the extent Borrower is challenging any of the foregoing in good faith and with due diligence, and has posted all required bonds or has paid the contested items “under protest,” so that there shall not occur a foreclosure of any such liens.

7.3Maintenance.  Borrower will maintain its existence, remain in good standing in each jurisdiction in which it is required to be qualified or licensed, maintain all franchises, permits, intellectual properties and licenses necessary or useful in the operation of its business heretofore operated and as to be operated as contemplated hereby, maintain or cause to be maintained its properties in good and workable condition, repair, and appearance, and protect the same from deterioration, other than normal wear and tear, at all times.

7.4Compliance with Laws.  Borrower will comply with all statutes, laws, rules or regulations to which Borrower is subject or by which the Mortgaged Property is bound or affected, including without limitation, (i) ERISA, (ii) all Environmental Laws (as defined in the Mortgage), (iii) those pertaining to occupational health and safety standards, (iv) those pertaining to equal employment and credit practices and civil rights, and (v) those pertaining to its business or operations.

7.5Further Assurances.  Borrower will, from time to time, promptly cure any defects or omissions in the execution and delivery of, or the compliance with the Loan Documents, or the conditions described in paragraph 5 hereof, including the execution and delivery of additional documents reasonably requested by Lender.

7.6Performance of Obligations.  Borrower will pay the Note according to the reading, tenor and effect thereof and will do and perform every act and discharge all of the obligations provided to be performed and discharged under the Loan Documents at the time or times and in the manner therein specified.

7.7Payment of Taxes.  All taxes, assessments and governmental charges or levies imposed on Borrower or on Borrower’s assets, income or profits, will be paid on or prior to the delinquency date thereof.

7.8Lender’s Access.  Borrower will, during normal business hours and as often as Lender may reasonably request, permit any of Lender’s officers, and any

Exhibit 10.4

authorized representatives of Lender, to visit and inspect any part of the Mortgaged Property.

7.9Litigation.  Borrower will promptly furnish Lender with written notice of any litigation of which Borrower receives actual notice involving Borrower as a defendant where the amount sued for or the value of property involved is in excess of One Hundred Thousand and No/100 Dollars ($100,000.00), or which, if the outcome were adverse to Borrower, could reasonably be expected to materially adversely affect the financial condition, business or operations of Borrower.

7.10Notification of Liens.  Borrower will notify Lender of the existence or asserted existence of any mortgage, pledge, lien, charge or encumbrance on any part of the Mortgaged Property, forthwith upon Borrower’s receiving actual notice thereof, excluding only: (i) encumbrances in favor of Lender; (ii) deposits to secure payment of worker’s compensation, unemployment insurance and similar benefits; and (iii) statutory liens arising in the ordinary course of Borrower’s business which secure current obligations of Borrower which are not in default.

7.11Events with Respect to ERISA.  As soon as possible and in any event within thirty (30) days after Borrower knows or has reason to know that any reportable event described in Sections 4042(a) or 4043(b) of ERISA with respect to any employee pension or other benefit plan or trust maintained by or related to Borrower has occurred, or that PBGC has instituted or will institute proceedings under ERISA to terminate any such plan, Borrower will deliver to Lender (i) a certificate of a manager of Borrower setting forth details as to such event and the action which Borrower proposes to take with respect thereto, and (ii) a copy of any notice delivered by PBGC evidencing its intent to institute such proceedings.  For all purposes of this covenant, Borrower shall be deemed to have all knowledge or knowledge of all facts attributable to the plan administrator of such plan under ERISA.  Borrower will furnish to Lender (or cause such plan administrator to furnish to Lender) the annual report for each plan covered by ERISA maintained by or related to Borrower as filed with the Secretary of Labor not later than ten (10) days after the receipt of a request from Lender in writing for such report.

7.12Other Notifications.  Borrower will notify Lender as soon as practicable, but in any event within ten (10) days after Borrower knows that any of the following has occurred: (i) an Event of Default, (ii) any material adverse change in the nature of or any material part of the property comprising the Mortgaged Property, and (iii) any material change in the accounting practices and procedures of Borrower, including a change in Borrower’s fiscal year.  Borrower will notify Lender as soon as practicable, but in any event within the time limitations prescribed for Form 8-K filings pursuant to the Securities Exchange Act, of any other event, occurrence or circumstance which indicates the reasonable likelihood of the occurrence of a material adverse change in the financial condition, business or operations of Borrower.

7.13Post-Foundation and Post-Completion Surveys.  Immediately after completion of the foundations of each Construction Project, Borrower shall furnish to

Exhibit 10.4

Lender, in form and substance acceptable to Lender, one or more surveys of the Real Property, conforming to Lender’s survey criteria, showing the location of all such foundations on the Real Property in addition to those items which are required to be shown by the Lender’s survey criteria, and showing no encroachment by such foundations over easements or property lines on the Real Property.  Immediately after completion of each Construction Project, Borrower shall furnish to Lender, in form and substance acceptable to Lender, an update of the survey required in paragraph 5.8 of this Agreement, showing the location of all improvements on the Real Property in addition to those items which are required to be shown in the initial survey described in paragraph 5.8 and showing no encroachments of easements or property lines on the Real Property.

7.14Use of Funds in Construction Account.  Funds in the Construction Account shall be used solely for the purposes set forth in this Agreement.

7.15[Reserved].

7.16Completion Date.  Borrower shall prosecute construction and development of each Construction Project with diligence and continuity until completion thereof (which completion shall mean that the Completion Date obligations have been satisfied) and cause the completion of all Construction Project improvements no later than the Completion Deadline.  Borrower shall notify Lender of any cessation, stoppage or delay in the construction of either Construction Project.  Except for delays or cessations covered by factors that are beyond the control of Borrower, Borrower shall not permit cessation of the work of construction for a period in excess of fifteen (15) consecutive normal working days at any one time, or in excess of forty five (45) normal working days in the aggregate, without the prior written consent of Lender.

7.17Liquidity Account.  Throughout the term of the Loan, Borrower shall maintain the Liquidity Account in accordance with the requirements of paragraph 5.6 herein.

8.BORROWER’S NEGATIVE COVENANTS.  Until payment in full of the Loan and unless Lender shall otherwise consent in writing, Borrower will not perform or permit to be performed any of the following acts:

8.1Creation or Existence of Liens.  Borrower will not create, assume or suffer to exist any mortgage, pledge, lien, charge or encumbrance on any of the properties of Borrower, personal or real, tangible or intangible, including without limitation the Mortgaged Property, excluding only: (i) encumbrances in favor of Lender; (ii) deposits to secure payment of workmen’s compensation, unemployment insurance and similar benefits; (iii) statutory liens, against which there are established reserves in accordance with generally accepted accounting principles; and (iv) liens covering tangible personal property which arise in the ordinary course of Borrower’s business and secure current obligations of Borrower which are not in default.

8.2Loans to and Transactions With Affiliates.  Except as previously disclosed in writing to Lender, and approved by Lender, Borrower will not make any loan,

Exhibit 10.4

advance or other extension of credit, directly or indirectly, to or for the benefit of any Affiliate and will not enter into any other transaction, including, without limitation, the purchase, sale or exchange of property with any Affiliate.  Borrower will not make any payments to an Affiliate for services performed or equipment or materials provided to the Mortgaged Property except to reimburse the Affiliate for its actual cost of performing such services or providing such equipment or materials, which actual cost shall not, in any event, exceed the amount that would be charged by a non-Affiliate under a bona fide, arm’s-length contract for performance of such services or provision of such equipment and materials.  Borrower may retain an Affiliate to manage the Mortgaged Property under a management agreement or market and lease the property pursuant to a brokerage agreement on market terms, each of which is (i) expressly subordinate to the Mortgage and other Loan Documents and (ii) in form and substance reasonably acceptable to Lender.

8.3Restriction on Leasing of Mortgaged Property.  Notwithstanding any language in this Agreement or any of the other Loan Documents, Borrower shall not lease any part of the Mortgaged Property to a third party without the prior written consent of Lender.

8.4Limitation on Dividends, Loans and Distributions of Funds.  So long as an Event of Default exists under this Agreement or any of the other Loan Documents, Borrower will not, directly or indirectly, make, or become obligated to make, any distributions to members or set apart any sum or any of its assets for distributions to members, or make any loans or any other distribution of funds, by reduction of capital, or otherwise.

8.5Limitation on Contingent Liabilities.  Borrower will not, directly or indirectly, guarantee, agree to purchase or repurchase or provide funds in respect, or otherwise become or remain liable with respect to indebtedness of any character of any other person or entity.

8.6Changes to Method of Accounting.  Borrower will not make any material change in its methods of accounting for purposes of the reporting requirements of this Agreement, except as may be mandated by sound accounting principles.

8.7Sale‑Leaseback Transactions.  Borrower will not make or permit the occurrence of any sale, transfer or disposition of any of the Mortgaged Property followed by Borrower’s leasing or rental of such property, or any portion thereof, as lessee.

8.8Construction Issues.  Borrower shall not (i) incur or suffer to exist any delays in completion of the Construction Project, (ii) agree to any change order which would increase the Project Cost by $20,000.00 or more, or any change order(s) which, in the aggregate, would increase the Project Cost by $100,000.00 or more without the prior written approval of Lender, or (iii) make any changes in the Construction Project to achieve cost savings without the prior written approval of Lender.  Borrower shall deliver to Lender and Lender’s Construction Consultant within five (5) business days after any

Exhibit 10.4

change orders are made, a copy of such change order and an associated update of the Construction Budget which have been approved by the Architect and the Contractor.

8.9Modification of Limited Liability Company Documents.  Borrower shall not participate in, suffer or permit the amendment, modification, restatement, cancellation or termination of any organizational document now or hereafter evidencing or relating to Borrower without the prior written consent of Lender in each case.

8.10Transfer of Property.  Until all indebtedness of Borrower to Lender is paid in full, Borrower shall not sell, transfer or convey all or any part of the Mortgaged Property or any interest therein, except Borrower’s leasing or rental of such property in the ordinary course of business, and Borrower shall not permit any change in the ownership of Borrower.

8.11Funded Debt Limitation.  Borrower shall not incur funded outside debt (except for the Loan provided under this Agreement and the Consolidated Note) in excess of $1,500,000.00 without the prior written approval of Lender.

8.12Fixed Charge Coverage Ratio.  The Fixed Charge Coverage Ratio (defined below) of the Guarantor shall not be less than 1.2:1.00 on a quarterly basis. The Fixed Charge Coverage Ratio shall be calculated by Lender on a quarterly basis based on the Guarantor’s quarterly financial statements delivered pursuant to paragraph 7.1 of this Agreement as set forth below.

(a)Calculation.  The term “Fixed Charge Coverage Ratio” means actual Net Operating Income plus interest expense, depreciation expense and amortization expense for the most recent four (4) calendar quarters, divided by Debt Service Requirements plus rent expense.

(b)Debt Service Requirements. The term “Debt Service Requirements” shall mean principal and interest payments due and owing for the prior calendar quarter multiplied by four (4), based upon, (i) all debt of Guarantor payable to Lender and any other non-subordinated debt, excluding balloon payments, if any, due to Lender, and (ii) the then applicable interest rate(s) on such debt.

(c)Net Operating Income.  The term “Net Operating Income” means all revenues collected from the operations of Guarantor (excluding non-recurring income, as determined by Lender) less expenses.

(d)Curative Action.  In the event the Fixed Charge Coverage Ratio for any calendar quarter should be less than 1.20 to 1.00, then, within fifteen (15) days after written notice from Lender to Borrower, Borrower shall pay the Curative Amount such that a minimum Fixed Charge Coverage Ratio of 1.20 to 1.00 or more is created based on (A) the actual Net Operating Income for the immediately preceding calendar quarter and (B) the

Exhibit 10.4

hypothetical Debt Service Requirement for the then current calendar quarter which would result from a reamortization of such reduced outstanding principal balance of the Loan.

Irrespective of any hypothetical Debt Service Requirement utilized to calculate the curative amount, the actual amount of the required payments shall continue to be as provided in the Note.

9.ADMINISTRATION OF LOAN.  Notwithstanding any language in this Agreement seemingly to the contrary, Borrower shall not be entitled to any disbursement of Loan proceeds hereunder unless and until Borrower has satisfied all of the conditions of lending set forth in paragraph 5 of this Agreement. Upon satisfaction of such conditions of lending to the satisfaction of Lender, Lender will make Loan disbursements up to the respective maximum principal amounts of the Loans provided that, with respect to each Construction Project, (i) Lender’s Construction Consultant shall have completed periodic inspection(s) of the Construction Project and shall have advised Lender in writing that work to date on the Construction Project is satisfactory, (ii) there is no uncured Event of Default under any of the Loan Documents, and (iii) all of the other requirements set forth in this Loan Agreement for advancement of loan proceeds are satisfied.

Subject to all of the terms, conditions and provisions of this Agreement, Lender shall make disbursements under the Loan in the following manner:

9.1Purpose.  The principal sum to be disbursed under the Note shall be used for the purposes set forth in paragraph 2.1 of this Agreement.

9.2Initial Borrower Funding; Compliance with Project Budget.  All Loan advances under the Note shall be made in accordance with the Agreement and in amounts set forth in the Project Budget.  Material deviations from the Project Budget must be approved in advance in writing by Lender.  Borrower shall initially pay with its own funds all “costs of completion” (defined below) for each Construction Project until Lender determines that the remaining cost of completion of each of the Construction Projects, after accounting for all completed work and costs of completion then paid by Borrower to date, is less than available maximum amount of the respective Loan for such Construction Project.  Further, if and to the extent Lender subsequently determines at any time, in its sole judgment, that the cost of completion of the Construction Projects will exceed the Project Cost set forth in the Project Budget, then at the request of Lender, Borrower shall explain to Lender how the overage will be paid and will immediately deposit such funds into the Construction Account.  Any such deposit so required shall be made prior to any additional advance of Loan proceeds.  As used in this Agreement, the term “cost of completion” shall be deemed to include, without limitation the following:  the costs of labor and materials, site and off-site improvements, amounts paid to contractors, landscaping costs, professional fees, premiums for bonds, insurance and title insurance, title examination costs and fees, appraisal fees, recording costs, interest on the Note, all amounts reimbursable to Lender for expenses incurred hereunder and the cost of all other items necessary for the proper completion of the Construction Projects.

Exhibit 10.4

9.3Request for Funds.  Loan advances will be made no more frequently than one (1) time per month. Each Loan advance request (“Request for Funds”) (i) shall be submitted in writing on the latest version of the AIA G702 and G703 forms, separately submitted for each Construction Project, (ii) shall be properly completed and signed by Borrower, the Contractor and the Architect, (iii) shall be delivered to Lender and the Construction Consultant at least five (5) days before the requested date of disbursement; (iv) is subject to the prior approval of the Construction Consultant and the Lender; and (v) shall be supported by copies of invoices for all work and materials covered thereby. Unless Lender wishes to inspect the Construction Project as set forth in paragraph 9.5, each Request for Funds shall be approved and funded or declined by Lender within five (5) Business Days of receipt by Lender. All approved Loan advances will be deposited into the Construction Account by Lender. Borrower shall under no circumstances be entitled to Loan advances that individually or cumulatively exceed the Project Costs completed as of the date of the request per the Project Budget.  Borrower shall submit its last Request for Funds no later than fifteen (15) days before the Completion Deadline. In no event shall Lender be obligated to make any Loan advances after the Completion Deadline.

9.4Additional Information.  Upon request by Lender, each Request for Funds shall be accompanied by:

9.4.1update of the Project Budget showing comparisons of the costs incurred to date for completed work and the projected remaining costs of completing the Construction Projects; and

9.4.2proof, satisfactory to Lender, that all invoices for labor and materials have been paid, except those contained in the current Request for Funds covering “hard costs;” and

9.4.3lien waivers from all architects, professional engineers, landscape architects, land surveyors, contractors, mechanics, materialmen, landscapers and laborers; and

9.4.4title information, in the form of an endorsement to the loan policies of title insurance held by Lender, which increases the amount of coverage and which confirms the first lien priority of the Mortgage, without additional matters affecting title to the Mortgaged Property.

All of the above information shall be obtained and submitted to Lender at Borrower’s expense.

9.5Lender’s Inspection.  If, for any reason, Lender deems it necessary to cause the Construction Project to be examined by the Construction Consultant or any other representative of Lender prior to making any advance, it shall have a reasonable time [not exceeding ten (10) Business Days] within which to do so, at Borrower’s cost, and Lender shall not be required to make any Loan advance until such examination has been made. Regardless of inspections by the Construction Consultant or any other

Exhibit 10.4

representative of Lender, Lender shall have no responsibility, obligation or liability to Borrower or any other individual or entity based on, arising from or relating to any such inspections, and Borrower shall at all times have exclusive control over work on the Construction Project and sole responsibility for compliance with all governmental, quasi-governmental and private laws, ordinances, rules, regulations, codes, covenants, restrictions, easements and other matters which control, burden, apply to or otherwise affect either part of the Mortgaged Property and/or the Construction Project.

9.6Disbursements.  Advances under the Note may, at the option of Lender, be recorded on the Note and/or by deposits to the Construction Account, and Lender shall record each advance for the account of either the Building 4 Loan or the Parking Garage Loan.  Such records shall be conclusive evidence of all advances made under the Note and the respective Loans for which such advances were disbursed.  Borrower shall prepare and deliver payment from the Construction Account to the Contractor or such other appropriate subcontractors or vendors as set forth in the Request for Funds. Borrower acknowledges and stipulates that only checks for payment of approved costs of the Construction Project and costs incidental thereto and approved by Lender in the Project Budget may be drawn against the Construction Account.

9.7Termination of Advances.  At the option of Lender, Loan advances shall not be made under the Note unless (i) this Agreement, the Note and the other Loan Documents are in full force and effect, and (ii) an Event of Default does not exist under the terms of this Agreement, the Note or any of the other Loan Documents.

9.8Conditions for Benefit of Lender; No Liability to Third Parties.  Any and all conditions within this Agreement to the obligations of Lender to advance the proceeds of the Loan to Borrower are imposed solely and exclusively for Lender benefit.  No other person shall have any standing to require that such conditions be satisfied nor be entitled to draw any conclusions or assumptions therefrom.  Such conditions may be waived, in whole or in part, by Lender at any time, in Lender’s sole discretion, and Lender shall be under no obligation to require strict compliance therewith.  Lender shall not be liable or responsible to any person other than Borrower for the disbursement of or failure to disburse the Loan proceeds.  Neither the Contractor nor the Architect, any subcontractor, materialman or supplier on the Construction Project shall have any right or claim against Lender under this Loan Agreement or the administration thereof.

10.EVENTS OF DEFAULT.  If any of the following events (herein so called “Events of Default”) shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be affected by operation of law or otherwise), then, and in every such event, Lender may accelerate or otherwise declare the principal of and interest on all Indebtedness to be immediately due and payable, without presentment, demand, protest, notice of protest or other notice of any kind, all of which are hereby expressly waived by Borrower:

10.1Nonpayment of Note.  Default in payment when due of any interest on or principal or any other sum payable under the Note, or any amendment, modification

Exhibit 10.4

or restatement thereof; provided however, prior to declaring default under this paragraph 10.1, Lender shall give Borrower five (5) days’ prior written notice of the payment default, unless two (2) payment default notices have been provided by Lender to Borrower during the previous twelve (12) months, in which event no prior notice election to declare a default is necessary.

10.2Breach of Covenants.  Default by Borrower in the performance or observance of any covenant contained in this Agreement or any of the other Loan Documents, any other instrument delivered to Lender in connection with this Agreement, including, without limitation, the falsity or breach of any representation, warranty or covenant, and such default or breach shall not have been cured or remedied within twenty (20) days following receipt by Borrower of written notice thereof from Lender, unless such cure or remedy cannot reasonably be completed within the applicable 20-day cure period described above, in which event Borrower shall commence such cure or remedy within the applicable 20-day cure period described above and proceed with all diligence to complete such cure or remedy (provided that such grace periods shall not be deemed applicable either to the payment provisions of this Agreement or the default provisions of subsection (a) above) in any event within sixty (60) days from the initial receipt of written notice from Lender.

10.3Default Under Funded Debt Limitations or Fixed Charge Coverage Ratio.  Any failure of Borrower to comply with the funded debt limitations set forth in paragraph 8.11 of this Agreement or with the Fixed Charge Coverage Ratio described in paragraph 8.12 of this Agreement, and such default goes uncured after receipt of the notice from Lender in paragraph 8.12.

10.4Bankruptcy.  The institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against Borrower or Guarantor.

10.5Governmental Requirements.  The issuance of any order, decree or judgment pursuant to any judicial or administrative proceeding declaring that all or any part of the Mortgaged Property is in violation of any law, ordinance, rule or regulation of any agency, department, commission, board, bureau or instrumentality of the municipality or county in which the Mortgaged Property is located.

10.6Representation.  Any representation, warranty, statement, certificate, schedule or report made or furnished to Lender by Borrower proves to be false or erroneous in any material respect at the time of the making thereof.

10.7Event of Default Under Other Loan Documents.  The occurrence of any Event of Default (or continuance of such Event of Default after the applicable cure period, if any) under (a) the Note, the Mortgage, the Existing Mortgages the Assignment, the Subordination Agreements or any of the other Loan Documents, (b) the Consolidated Note, the Building 3 Note, or any instrument or agreement securing or executed in connection with such Promissory Notes or (c) any other instruments or agreements

Exhibit 10.4

evidencing or securing any other Indebtedness now existing or hereafter arising between Borrower and Lender.

10.8Interest After Default.  All past due obligations or indebtedness of Borrower to Lender hereunder, whether principal, costs or expenses, shall bear interest at a variable rate equal from day to day to the Default Rate as defined in the Note.

11.REMEDIES.  If any one or more Events of Default shall occur and be continuing, Lender may, without any period of grace (except as otherwise provided herein), proceed to protect and enforce all or any of the rights with respect thereto contained in this Agreement or any other Loan Document, or may proceed to enforce payment of all indebtedness due hereunder or enforce any other legal or equitable rights or exercise any other legal or equitable remedies, or cure or remedy any default by Borrower for the purpose of preserving the Mortgaged Property.  All rights, remedies and powers conferred upon Lender shall be cumulative and not exclusive of any other rights, remedies or powers available.  No delay in exercising or failure to exercise any right, remedy or power shall impair any such right, remedy or power or shall be construed to be a waiver of any Event of Default or an acquiescence therein. Any such right, remedy or power may by exercised from time to time, independently or concurrently, and as often as shall be deemed expedient.  No waiver of any Event of Default shall extend to any subsequent Event of Default.  No single or partial exercise of any right, remedy or power shall preclude other or further exercise thereof.  Borrower covenants that if an Event of Default shall happen and be continuing it will pay all court costs and other out-of-pocket expenses paid or incurred by Lender in collecting the amounts due pursuant to this Agreement, the Note, the Mortgage, any other Loan Document or any other document evidencing or securing the Loan or otherwise executed in connection herewith, including attorneys’ fees, together with interest on all amounts so expended from the respective dates of each expenditure at the Default Rate (as defined in the Note).

12.GENERAL PROVISIONS.  Lender and Borrower agree as follows:

12.1Expenses.  Borrower agrees to pay all fees, expenses and charges in respect to the Loan contemplated by this Agreement, including, without limiting the generality thereof, the following:

12.1.1reasonable fees and expenses of counsel employed by Lender in connection with closing or administration of the Loan and all fees and expenses actually incurred by counsel employed by Lender in regard to any litigation arising out of or relating to this transaction, each of the foregoing charged at such counsel’s customary billing rates and without regard to any statutory presumptions;

12.1.2title insurance premiums and all expenses incidental to title insurance and title evidence;

12.1.3recording and filing fees required by applicable law;

Exhibit 10.4

12.1.4all fees and expenses of the Mortgagee identified in the Mortgage, and any successor to the Mortgagee;

12.1.5fees and expenses of any appraisers who appraise the Mortgaged Property for Lender; and

12.1.6other reasonable fees and expenses involved in the closing of this loan and the reasonable fees and expenses payable by Lender which are incidental to the enforcement or defense of this Agreement or any of the other Loan Documents.

12.2Notices.  Any notices or other communications required or permitted hereunder shall be in writing and sufficiently delivered and received for all purposes when delivered in person or deposited in the United States mail, by registered or certified mail, postage prepaid, return receipt requested and addressed as listed below or to such other address as the party concerned may substitute by written notice to the other. All notices shall be deemed received on the earlier of actual receipt or within three (3) days (excluding Saturdays, Sundays and holidays recognized by Oklahoma banking corporations headquartered in Oklahoma City, Oklahoma) after being mailed.

To Borrower:	Paycom Payroll, LLC
7501 West Memorial Road
Oklahoma City, Oklahoma 73142
	Attn:	Mr. Craig E. Boelte, CFO

With copy to:	Cheek & Falcone, PLLC
6301 Waterford Boulevard
Suite 320
Oklahoma City, Oklahoma 73118
	Attn:	Mr. John P. Falcone

To Lender:	Kirkpatrick Bank
5801 N. Broadway Extension, Suite 101
Oklahoma City, Oklahoma 73118
	Attn:	Mr. David L. Sutter,
Executive Vice President

With copy to:	Crowe & Dunlevy, PC
324 N. Robinson Avenue, Suite 100
Oklahoma City, Oklahoma 73102
	Attn:	Kari Hoffhines

12.3Amendment and Waiver.  This Agreement may not be amended or modified in any way, except by an instrument in writing executed by both parties hereto; provided, however, Lender may, in writing:  (i) extend the time for performance of any of the obligations of Borrower; (ii) waive any Event of Default by Borrower; and (iii) waive

Exhibit 10.4

the satisfaction of any condition that is precedent to the performance of Lender’s obligations under this Agreement.  In the event of Lender’s waiver of an Event of Default, such specific Event of Default shall be deemed to have been cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default or impair any consequence of such subsequent or other Event of Default.

12.4Non‑Waiver; Cumulative Remedies.  No failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof.  The remedies herein provided are cumulative and not alternative.

12.5Assignment.  Neither this Agreement, nor the loan proceeds hereunder, shall be assignable by Borrower without the prior written consent of Lender.

12.6Financing Publicity.  Lender shall be permitted to obtain publicity in connection with the financing of the Mortgaged Property through press releases and any special events relating to the Mortgaged Property.  Borrower will give Lender ample advance notice of such events and will give Lender as much assistance as possible in connection with obtaining such publicity as Lender desires.  Lender’s publicity shall be subject to the reasonable approval of Borrower, which approval shall not be unreasonably withheld or delayed.

12.7No Partnership.  Nothing in this Agreement shall be construed to constitute Lender as joint venturer with Borrower, or to constitute a partnership between the parties.

12.8Descriptive Headings.  The descriptive headings of the paragraphs of this Agreement are for convenience only and shall not be used in the construction of the terms hereof.

12.9Integrated Agreement.  This Agreement and the Loan Documents signed and/or delivered pursuant to this Agreement or any of the other Loan Documents supercede and replace the Loan Commitment signed by Lender and Borrower, and they collectively constitute the entire agreement between Lender and Borrower, and there are no agreements, understandings, warranties or representations between the parties regarding the financing of the Mortgaged Property other than those set forth herein.

12.10Time of Essence.  Time is of the essence of this Agreement.

12.11Binding Effect.  This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors, legal representatives and assigns.

12.12Third-Party Beneficiary.  Nothing in this Agreement, express or implied, is intended to confer upon any person, other than Lender and Borrower and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

Exhibit 10.4

12.13Right to Defend.  Lender shall have the right, but not the obligation, at Borrower’s expense, to commence, to appear in or to defend any action or proceeding (initiated by a third party against Borrower) purporting to affect the rights or duties of the parties hereunder and in connection therewith pay out of proceeds of the Loan all necessary expenses, including fees of counsel, if Borrower fails to so commence, appear in or defend any such action or proceeding with counsel satisfactory to Lender.

12.14Loan Participation Agreement.  Notwithstanding any language in this Agreement or any of the Loan Documents, Lender’s obligation to fund the Loan pursuant to the terms of this Agreement and the Loan Documents is conditioned upon Lender (i) securing participant lenders (acceptable to Lender) to participate in the Loan and (ii) the execution by Lender and such participants of certain Participation Agreements, in form and substance acceptable to Lender.  Borrower authorizes Lender to disclose to any Purchaser or such participants or any individual or entity acquiring an interest in the Loan Documents by operation of law (each a “Transferee”), and any prospective Transferee, any and all information in such Lender’s possession concerning the credit worthiness of the Borrower and all relevant information relating to the Loan Documents and the extensions of credit evidenced and secured thereby.  Closing of the Loan will evidence that Lender has loan participants acceptable to Lender.

12.15Indemnity.  Borrower hereby agrees to indemnify and hold harmless Lender and participants and each of their respective directors, officers, agents and employees (collectively, the “Indemnitees”) from and against, and agrees to defend the Indemnitees, by counsel satisfactory to the Indemnitees, against:

(a)all claims, demands and causes of action asserted against any Indemnitee by any person or entity (“Person”) if the claim, demand or cause of action directly or indirectly relates to (i) a claim, demand or cause of action that the Person has or asserts against the Borrower in connection with the Mortgaged Property, except those arising out of the acts or omissions of Lender; (ii) the payment of any commission, charge or brokerage fee incurred in connection with any of the Loan Documents; (iii) any act or omission by the Borrower, any contractor, subcontractor or material supplier, or other Person (except to the extent caused by the gross negligence or willful misconduct of Lender, its agents, servants and employees) with respect to the Mortgaged Property; (iv) the ownership, occupancy or use of the Mortgaged Property; and

(b)all liabilities, losses and other costs (including court costs and reasonable attorneys' fees) incurred by any Indemnitee as a result of any claim, demand or cause of action described in subparagraph (a).

Indemnitees’ rights hereunder shall not be directly or indirectly limited, prejudiced, impaired or eliminated in any way by any finding or allegation that Lender’s conduct is active, passive or subject to any other classification or that such Indemnitee is directly or indirectly responsible under any theory of any kind for any act or omission by the Borrower or any other Person other than Lender, its agents, servants or employees.  BORROWER

Exhibit 10.4

ACKNOWLEDGES AND AGREES THAT ITS INDEMNIFICATION OBLIGATIONS HEREUNDER COVER AND RELATE TO, WITHOUT LIMITATION, ANY NEGLIGENT ACTION OR OMISSION OF INDEMNITIES; PROVIDED, NOTWITHSTANDING THE FOREGOING, BORROWER SHALL NOT BE OBLIGATED TO INDEMNIFY INDEMNITEES WITH RESPECT TO ANY INTENTIONAL TORT OR ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WHICH SUCH INDEMNITY IS PERSONALLY DETERMINED BY THE JUDGMENT OF A COURT OF COMPETENT JURISDICTION (SUSTAINED ON APPEAL, IF ANY) TO HAVE COMMITTED.  Borrower’s obligations under this paragraph 12.15 shall survive the repayment of the Loan and the release of the Mortgage and the other Loan Documents.

12.16Survival of Representations and Warranties.  All representations and warranties of Borrower in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement and the Note, are material, and have been or will be relied on by Lender notwithstanding any investigation made by or on behalf of Lender.  All such representations and warranties of Borrower shall be deemed to be remade as of the date of each disbursement of the proceeds of the Loan.

12.17No Waiver; Consents.  Each waiver by Lender must be in writing, and no waiver may be construed as a continuing waiver.  No waiver will be implied from Lender’s delay in exercising or failure to exercise any right or remedy against the Borrower or any security.  Lender’s consent to any act or omission by the Borrower may not be construed as a consent to any other or subsequent act or omission or as a waiver of the requirement for Lender’s consent to be obtained in any future or other instance.  All Lender’s rights and remedies are cumulative.

12.18Counterparts.  This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which executed counterparts shall together constitute a single document.  Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

12.19Incorporation of Exhibits.  All Exhibits and Schedules identified in this Agreement as exhibits to or schedules to this Agreement are hereby incorporated into this Agreement and made integral parts of it.

12.20Government Regulations.  The Borrower represents, warrants and covenants to Lender as follows, and acknowledges that such representations, warranties and covenants shall be continuing representations, warranties and covenants from Borrower to Lender:

(i)The Borrower is and shall remain in compliance with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation, regulations or executive orders relating thereto, and the Uniting and Strengthening America By Providing

Exhibit 10.4

Appropriate Tools Required To Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001), as amended, and any other enabling legislation, regulations or executive orders relating thereto;

(ii)The Borrower is and shall remain in compliance with 31 U.S.C., Section 5313, as amended, 31 CFR Section 103.22, as amended, and any similar laws or regulations involving currency transaction reports or disclosures relating to transactions in currency of more than $10,000.00, or of more than any other minimum amount specified by any laws or regulations; and

(iii)Borrower (A) is not a party whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (B) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, and are not otherwise associated with any such person in any manner violative of Section 2, or (C) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

The Borrower covenants and agrees with Lender that no part of any loan proceeds or advances evidenced by or referenced in this Agreement, and no part of any other amounts or sums derived from any property which secures repayment of such loan proceeds or advances, including, without limitation any accounts, payment intangibles, money, rents, issues or profits, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

12.21Applicable Law.  THIS AGREEMENT AND THE DOCUMENTS ISSUED AND EXECUTED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF OKLAHOMA AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, EXCEPT, AND WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES AND EXCEPT TO THE EXTENT PREEMPTED BY THE LAWS OF THE UNITED STATES OF AMERICA.

12.22Consent to Jurisdiction.  BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR OKLAHOMA STATE COURT HAVING THE MORTGAGED PROPERTY WITHIN ITS JUDICIAL DISTRICT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS AND ANY OTHER DOCUMENTS EVIDENCING, SECURING OR RELATING TO THE LOAN, AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE

Exhibit 10.4

HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BROUGHT BY BORROWER AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE LOAN OR ANY LOAN DOCUMENTS SHALL BE BROUGHT ONLY IN A COURT IN OKLAHOMA.

12.23Waiver of Jury Trial.  TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE LOAN, ANY LOAN DOCUMENT OR ANY RELATIONSHIP ESTABLISHED THEREUNDER.

[Signatures appear on following pages]

Schedule of Exhibits

“A-1” - Description of Real Property

“A-2” - Description of Building 4 and Parking Garage Property

“B” - Map of Real Property with Existing and Proposed Improvements

“C” - List of Existing Mortgages

“D” - Project Budget

“E” - Required Performance Bonds and Payment Bonds

Exhibit 10.4

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be duly executed effective as of the day and year first above written.

“Lender”:	KIRKPATRICK BANK,
an Oklahoma banking corporation

	By	/s/ David Sutter
David Sutter, Executive Vice President

“Borrower”:	PAYCOM PAYROLL, LLC,
a Delaware limited liability company

	By	/s/ Craig Boelte
Craig Boelte, Chief Financial Officer